As filed with the Securities and Exchange Commission on May 31, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

JPMORGAN CHASE & CO.

(Exact name of registrant as specified in its charter)

Delaware	13-2624428
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

JPMorgan Chase & Co.

383 Madison Avenue

New York, New York 10179

(212) 270-6000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

JPMorgan Chase & Co. 2005 Deferred Compensation Plan

(Full title of the plan)

John H. Tribolati, Esq.

Corporate Secretary

JPMorgan Chase & Co.

383 Madison Avenue

New York, New York 10179

(212) 270-6000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of All Communications to:

Stephen B. Grant, Esq.

JPMorgan Chase & Co.

277 Park Avenue

New York, New York 10172

(212) 270-6000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, this registration statement on Form S-8 (the “Registration Statement”) is being filed in order to register (i) an additional 1,000,000 shares of Common Stock, par value $1.00 per share (“Common Stock”) of JPMorgan Chase & Co. (“JPMorgan Chase” or the “Registrant”) under the JPMorgan Chase & Co. 2005 Deferred Compensation Plan (the “Plan”), which are securities of the same class and relate to the same employee benefit plan as those securities registered on the Registrant’s registration statements on Form S-8 previously filed with the Securities and Exchange Commission on August  4, 2017 (Registration No. 333-219701), December 20, 2012 (Registration No. 333-185581, the “2012 Registration Statement”)) and August 3, 2007 (Registration No. 333-145108) and (ii) an additional $1,000,000,000 of Deferred Compensation Obligations under the JPMorgan Chase & Co. 2005 Deferred Compensation Plan, which are securities of the same class and relate to the same employee benefit plan as those securities registered on the Registrant’s 2012 Registration Statement, which are hereby incorporated by reference, except to the extent supplemented, amended or superseded by information set forth in this Registration Statement.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

1.	Our Annual Report on Form 10-K for the year ended December 31, 2022 (the “Annual Report”);

2.	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023;

3.	Our Current Reports on Form 8-K filed on January 13, 2023, January 17, 2023, January 17, 2023, January 19, 2023, March 1, 2023, April 14, 2023, April 20, 2023, May 1, 2023 and May 18, 2023; and

4.	The description of our common stock contained in contained in Exhibit 4.6 to the Annual Report and any amendment or report filed for the purpose of updating that description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (other than the portions of those documents furnished or otherwise not deemed to be filed) subsequent to the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of the filing of such documents.

The information incorporated by reference is considered to be a part of this Registration Statement, and later information that the Registrant files with the Commission will update and supersede this information.

Item 5. Interests of Named Experts and Counsel.

Stephen B. Grant, Esq., who is providing an opinion concerning the legality of the shares of Common Stock being registered hereby, is a Managing Director and Associate General Counsel of the Registrant. Mr. Grant owns and/or has outstanding equity awards under Registrant’s employee benefit plans representing an aggregate of less than 1% of the outstanding shares of the Registrant’s Common Stock.

Item 6. Indemnification of Directors and Officers.

Pursuant to the Delaware General Corporation Law (“DGCL”), a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) who is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

The DGCL provides that the indemnification described above shall not be deemed exclusive of any other indemnification that may be granted by a corporation pursuant to its by-laws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise.

The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.

The certificate of incorporation of JPMorgan Chase & Co. (“JPMorgan Chase”) provides that, to the fullest extent that the DGCL as from time to time in effect permits the limitation or elimination of the liability of directors, no director of JPMorgan Chase shall be personally liable to JPMorgan Chase or its stockholders for monetary damages for breach of fiduciary duty as a director.

JPMorgan Chase’s certificate of incorporation empowers JPMorgan Chase to indemnify any director, officer, employee or agent of JPMorgan Chase or any other person who is serving at JPMorgan Chase’s request in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) to the fullest extent permitted under the DGCL as from time to time in effect, and any such indemnification may continue as to any person who has ceased to be a director, officer, employee or agent and may inure to the benefit of the heirs, executors and administrators of such a person.

JPMorgan Chase’s certificate of incorporation also empowers JPMorgan Chase by action of its board of directors, notwithstanding any interest of the directors in the action, to purchase and maintain insurance in such amounts as the Board of Directors deems appropriate to protect any director, officer, employee or agent of JPMorgan Chase or any other person who is serving at JPMorgan Chase’s request in any such capacity with another corporation, partnership, joint venture, trust or other enterprise (including, without limitation, any employee benefit plan) against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such (including, without limitation, expenses, judgments, fines (including any excise taxes assessed on a person with respect to any employee benefit plan) and amounts paid in settlement) to the fullest extent permitted under the DGCL as from time to time in effect, whether or not JPMorgan Chase would have the power or be required to indemnify any such person under the terms of any agreement or by-law or the DGCL.

In addition, JPMorgan Chase’s by-laws require JPMorgan Chase to indemnify, to the fullest extent permitted under applicable law, as from time to time in effect, any person who was or is involved in any manner (including, without limitation, as a party or witness), or is threatened to be made so involved, in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, or investigative (including without limitation, any action, suit or proceeding by or in the right of JPMorgan Chase to procure a judgment in its favor, but excluding any action, suit, or proceeding, or part thereof, brought by such person against JPMorgan Chase or any of its affiliates unless consented to by JPMorgan Chase) (a “Proceeding”) by reason of the fact that he or she is or was a director, officer, or employee of JPMorgan Chase, or is or was serving at the request of JPMorgan Chase as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such Proceeding (or part thereof). The by-laws specify that the right to indemnification so provided is a contract right, set forth certain procedural and evidentiary standards applicable to the enforcement of a claim under the by-laws and entitle the persons to be indemnified to receive payment in advance of any expenses incurred in connection with such Proceeding, consistent with the provisions of applicable law, as from time to time in effect. Such provisions, however, are intended to be in furtherance and not in limitation of the general right to indemnification provided in the by-laws, which right of indemnification and of advancement of expenses is not exclusive of any other rights to which a person seeking indemnification may otherwise be entitled, under any statute, by-law, agreement, vote or otherwise.

JPMorgan Chase’s by-laws also provide that JPMorgan Chase may enter into contracts with any director, officer or employee of JPMorgan Chase in furtherance of the indemnification provisions in the by-laws, as well as create a trust fund, grant a security interest or use other means (including, without limitation, a letter of credit) to ensure payment of amounts indemnified.

Lastly, JPMorgan Chase’s by-laws also provide that any repeal or modification of the indemnification rights provided in the by-laws shall not adversely affect any right or protection thereunder of any person in respect of any act or omission occurring prior to the time of such repeal or modification.

The foregoing statements are subject to the detailed provisions of Section 145 of the DGCL and the certificate of incorporation and by-laws of JPMorgan Chase.

Item 8.	Exhibits.

Exhibit Number	Document Description

4.1	Restated Certificate of Incorporation of JPMorgan Chase & Co., effective April 5, 2006 (incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K of JPMorgan Chase & Co. filed April 7, 2006).

4.2	Amendment to the Restated Certificate of Incorporation of JPMorgan Chase & Co., effective June 7, 2013 (incorporated by reference to Appendix F to the Proxy Statement on Schedule 14A of JPMorgan Chase & Co. filed April 10, 2013).

4.3	By-laws of JPMorgan Chase & Co., as amended, effective January 17, 2023 (incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K of JPMorgan Chase & Co. filed January 17, 2023).

4.4	JPMorgan Chase & Co. 2005 Deferred Compensation Plan, restated effective as of December 31, 2008 (incorporated by reference to Exhibit 10.4 to the Annual Report on Form 10-K of JPMorgan Chase & Co. (File No. 1-5805) for the year ended December 31, 2008).

5.1	Opinion of Stephen B. Grant, Esq.

15.1	Letter of PricewaterhouseCoopers LLP concerning unaudited interim financial information.

23.1	Consent Letter of PricewaterhouseCoopers LLP.

23.2	Consent of Stephen B. Grant, Esq. (included in Exhibit 5.1)

24.1	Powers of Attorney

107	Filing Fee Table.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 31, 2023.

JPMORGAN CHASE & CO. (Registrant)

By:	/s/ STEPHEN B. GRANT
Name:	Stephen B. Grant
Title:	Assistant Corporate Secretary

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE
*	Director, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)
James Dimon

*	Director
Linda B. Bammann

*	Director
Alicia Boler Davis

*	Director
Stephen B. Burke

*	Director
Todd A. Combs

*	Director
James S. Crown

*	Director
Timothy P. Flynn

*	Director
Alex Gorsky

*	Director
Mellody Hobson

*	Director
Michael A. Neal

*	Director
Phebe N. Novakovic

*	Director
Virginia M. Rometty

*	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Jeremy Barnum

*	Managing Director and Corporate Controller (Principal Accounting Officer)
Elena Korablina

*

Stephen B. Grant hereby signs this Registration Statement on Form S-8 on behalf of each of the indicated persons for whom he is attorney-in-fact on May 31, 2023, pursuant to a power of attorney filed as an exhibit to this registration statement.

By:	/s/ STEPHEN B. GRANT
Stephen B. Grant

Dated: May 31, 2023